Exhibit 12.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 Tel +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

August 27, 2018

UC Asset LP
2299 Perimeter Park Drive, Suite 120
Atlanta, Georgia 30341

Ladies and Gentlemen:

We have acted as counsel to UC Asset LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 1,500,000 common units representing limited partner interests in the Partnership (the “Common Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly-existing as a limited partnership under the Delaware Act.

2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Offering Statement on Form 1-A (File No. 024-10802), as amended (the “Offering Statement”), will be validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States of America and the Delaware Act, including the reported judicial decisions interpreting such law.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to our firm in the offering circular that is a part of the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

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